UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

J.CREW GROUP, INC.

Commission File Number: 001-32927

Delaware	22-2894486
(Registrant, State of Incorporation	(I.R.S. Employer Identification No.)

770 Broadway New York, New York 10003
(Address of principal executive offices, including zip code)

(212) 209-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

J.Crew Group, Inc. (the “Company”) announced on July 13, 2010 that its President – Retail and Direct, Tracy Gardner, has voluntarily resigned and will be leaving the Company effective September 13, 2010. Ms. Gardner’s resignation is not as a result of any disagreement with the Company or its management. Upon Ms. Gardner’s resignation, her employment agreement with the Company, which was amended and restated as of March 14, 2008, will terminate in accordance with its terms.

Additionally, the Company announced the following organizational changes: Jenna Lyons is being promoted to President & Executive Creative Director of the Company. Libby Wadle will serve as Executive Vice President – Retail & Factory, thus assuming responsibility for retail while transitioning out of her duties for Madewell. James Scully will assume responsibility for production in addition to his current duties as Chief Administrative Officer and Chief Financial Officer.

In connection with these organizational changes and the related increase in responsibilities, the Compensation Committee of the Board of Directors approved base salary increases for Ms. Lyons, Mr. Scully and Ms. Wadle on July 12, 2010. Effective immediately their base salaries are as follows: Ms. Lyons – $1,000,000; Mr. Scully – $700,000; and Ms. Wadle – $600,000. In addition, Ms. Wadle’s target annual cash incentive will increase to 75% of base salary.

A copy of the press release issued by the Company on July 13, 2010 in connection with this announcement is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(a) through (c) Not applicable

(d)	Exhibits:

The following exhibit is furnished with this current report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated July 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

By:	/s/ James S. Scully

Name:	James S. Scully
Title:	Chief Administrative Officer and Chief Financial Officer

Date: July 14, 2010

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